Exhibit 10.3
[Jazz Pharmaceuticals Letterhead]
March 30, 2020
Michael P. Miller
[Address on file]
Re:    Amendment to Transition and Termination Agreement
Dear Mike,
As discussed, this letter amends the Transition and Termination Agreement (the “Agreement”) between you and Jazz Pharmaceuticals, Inc. (the “Company”) dated October 31, 2019, as set forth below:

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The time period that you will remain in your current position of Executive Vice President, U.S. Commercial is extended through May 31, 2020, or such later date if deemed appropriate by Bruce Cozadd and Dan Swisher. Thereafter, you will move into the project-based role of EVP, Special Projects and you will cease to be a Section 16 officer or a member of the Company’s Executive Committee. You will remain in the EVP, Special Projects role for a period of three (3) months, and then your employment will end (this date is referred to as the “Termination Date” in the Agreement). During your period of continued employment (both in your current role, and once you move into the role of EVP, Special Projects), you will continue to be paid your current full-time base salary, you will receive regular employee benefits coverage (subject to the terms and conditions of the benefit plans), and your equity awards will continue to vest on their regular vesting schedules.

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As already provided under Section 3(c) of the Agreement, the 2020 prorated bonus that you will be eligible to receive will be calculated based on the period of time that you remain in your current role of Executive Vice President, U.S. Commercial. Thus, if you move out of that role effective May 31, 2020, the 2020 prorated bonus will be calculated as 5/12th of the applicable “at target” amount as set forth in the Cash Bonus Plan (which is a total of $100,312.50).

The other terms of the Agreement are not affected by this Amendment and will continue in effect, including but not limited to the terms relating to the Final Payment and Company-paid COBRA as set forth in Section 3. Any further modification or amendment of the Agreement must be contained in a writing signed by both you and a duly authorized officer of the Company.

March 30, 2020
Michael P. Miller
We appreciate your continued leadership and support for our patients during this unprecedented period.

Sincerely, JAZZ PHARMACEUTICALS, INC.

By:	/s/ Heidi Manna
Heidi Manna Chief Human Resources Officer

REVIEWED, UNDERSTOOD, AND AGREED:
/s/ Mike Miller
Michael P. Miller
31-Mar-2020
Date